Exhibit 21.1
Subsidiaries of Registrant

Subsidiary	State of Incorporation
Subsidiaries of Discovery Bancorp:

Discovery Bank	California
Celtic Capital Corporation	California

Subsidiary of Discovery Bank:

San Marcos Building LLC	California